Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES CHANGES
TO BOARD OF DIRECTORS

PONTE VEDRA, Fla. (Jan.29, 2016) — Advanced Disposal, an integrated environmental services company, today announced changes to its board of directors. Sergio Pedreiro is appointed to the board of directors for Advanced Disposal Services, Inc. while both Wilson Quintella Filho and Charles C. Appleby have resigned in connection with our transition to a public company.

Mr. Pedreiro is appointed a director of Advanced Disposal Services, Inc. as the designated director of BTGI Equity Investments, a stockholder and an affiliate of BTG Pactual.  He has been a director of Estre Ambiental S.A., a Brazilian waste management company (“Estre”), since 2011, and also served as a director of ALL—America Latina Logistica SA., a Brazilian logistics company mainly focused on the railway line logistics in Brazil, from 2005 to 2011. Since April 2014, Pedreiro has been an associate partner and a portfolio management team member of BTG Pactual, an investment bank and asset and wealth manager based in Brazil. Prior to joining BTG Pactual, he served as the Chief Financial Officer of Coty, Inc., an American beauty products manufacturer based in New York, from 2009 to 2014. Prior to joining Coty Inc., Pedreiro served as Chief Financial Officer of ALL—America Latina Logistica S.A. from 2002 to 2008. Pedreiro received a bachelor’s degree with honors in Aeronautical Engineering from ITA—Instituto Tecnológico de Aeronáutica, and has a Master of Business Administration degree from Stanford University Graduate School of Business.

Both Messrs. Quintella and Appleby have resigned their positions on the board of directors for Advanced Disposal Services, Inc. Mr. Quintella founded Estre, a waste management company with a presence in Brazil, Argentina and Colombia in 1999 which was purchased by BTG Pactual.  Mr. Quintella served as the designated director of BTG Pactual on the board of Advanced Disposal since November 2012.  Mr. Appleby served as a director of Advanced Disposal since 2012. He retired as Chief Executive Officer of Advanced Disposal in 2014 and has served as president and Chief Financial Officer of Advanced Disposal since its inception, before becoming Chief Executive Officer of Advanced Disposal in August 2006.

“The leadership of both these gentlemen has been vital to the growth and success of Advanced Disposal,” stated Richard Burke, Chief Executive Officer.  “Wilson’s guidance and wisdom has assisted me in countless ways, and Charlie’s keen financial and operational acumen in his multiple roles since Advanced Disposal was first founded has helped steer the company to its current position as the fifth largest solid waste company in the U.S.  Certainly a feat worthy of great admiration and respect.”

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment.  As the fifth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 17 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Matt Nelson

Advanced Disposal

(904) 737-7900

Matthew.Nelson@AdvancedDisposal.com